Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports First Quarter 2011 Results

OAK BROOK, IL (May 4, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three months ended March 31, 2011.

Key Points

•

Funds from Operations (FFO) per common share was $0.18 for the first quarter of 2011, compared to $0.13 per share for the first quarter of 2010.

•

FFO per common share, adjusted for non-cash impairment charges, was also $0.18 for the quarter ended March 31, 2011, compared to $0.22 per share for the prior year quarter.

•

Strong leasing activity was recorded in the quarter, with 76 leases executed for rental of 563,868 square feet in the total portfolio.  A total of 36 new and non-comparable leases were signed for rental of 344,367 square feet, an increase of 3.1 percent in square feet leased over the first quarter of 2010.

•

Leased occupancy was 94.4 percent and same store financial occupancy was 89.6 percent for the total portfolio at March 31, 2011, representing increases of 280 and 130 basis points, respectively, over the prior year quarter.

•

Average base rent for new and renewal leases signed in the total portfolio increased 3.4 percent and 5.1 percent, respectively, over expiring rates for the quarter.

•

Consolidated same store net operating income for the quarter increased 1.8 percent year-over-year.

•

IRC-PGGM venture acquired Chicago retail center Joffco Square for $23.8 million; IRC’s joint venture with Inland Private Capital Corporation (IPCC) acquired Chicago area net-leased grocery store for $20.8 million during the quarter and 16 net-leased properties for $46.9 million after quarter close.

Financial Results

For the quarter ended March 31, 2011, Funds from Operations available to common stockholders (FFO) was $15.5 million, compared to $11.0 million for the first quarter of 2010.  FFO adjusted for non-cash impairment charges was $15.9 million compared to $19.1 million for the prior year quarter.  On a per share basis, FFO was $0.18 (basic and diluted) for the quarter, compared to FFO of $0.13 and FFO adjusted for non-cash impairment charges of $0.22 for the first quarter of 2010.

The increase in FFO for the quarter was primarily due to decreased impairment charges related to unconsolidated development joint ventures.  The decrease in adjusted FFO was primarily due to higher interest expense and smaller gains on sales of securities, partially offset by higher net operating income.

Net loss available to common stockholders for the first quarter of 2011 was $661,000, compared to $2.7 million for the first quarter of 2010.  On a per share basis, net loss available to common stockholders was $0.01 (basic and diluted), compared to a net loss of $0.03 for the prior year quarter.  Net loss decreased due to the same items that impacted FFO, partially offset by higher depreciation and amortization expense recorded in the quarter.

Reconciliations of FFO and adjusted FFO to net loss available to common stockholders, as well as FFO per share and FFO, adjusted per share to net loss available to common stockholders per share, are provided at the end of this press release.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes recorded in comparable periods, in order to present the performance of its core portfolio operations.

“Our consistent efforts to improve portfolio operations are reflected in the solid operating results for this quarter,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer.  “As a result of these efforts, leased occupancy for the total portfolio increased nearly 3 percent over a year ago.  At 94.4 percent, this is nearing historical occupancy levels for the Company.  As well, the occupancy gains we achieved have positively impacted consolidated same store net operating income, which increased 1.8 percent over the prior year quarter.  Most importantly, we have been re-tenanting our shopping centers with in-demand, credit-worthy retailers and we expect this to continue.  We believe these actions will result in a real estate platform of growing value to investors.”

Zalatoris continued, “We also made progress on our joint venture initiatives.  Through our ventures with PGGM and IPCC, we acquired two Class A retail assets and a portfolio of 16 net-leased, single-tenant properties to date this year.  Our JVs are a capital efficient means to increase real estate assets under management and are integral to our measured, long-term growth strategy.”

Portfolio Performance
The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three-month period during each year.  A total of 112 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  A reconciliation of same store net operating income to net loss available to common stockholders is provided in the Company’s supplemental information.

Within the consolidated portfolio same store net operating income (NOI), a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties, was $23.9 million for the quarter, an increase of 1.8 percent compared to $23.5 million in the first quarter of 2010.  The increase was primarily due to an increase of 130 basis points in consolidated same store financial occupancy, which resulted in the recovery of a higher percentage of property operating expense from tenants within the consolidated same store portfolio.

As of March 31, 2011, same store financial occupancy for the consolidated portfolio was 89.0 percent, compared to 87.7 percent as of March 31, 2010, and 89.0 percent as of December 31, 2010.

Leasing
For the quarter ended March 31, 2011, the Company executed 76 leases within the total portfolio aggregating 563,868 square feet of gross leasable area (GLA).  This included 40 renewal leases comprising 219,501 square feet of GLA with an average rental rate of $14.35 per square foot and representing an increase of 5.1 percent over the average expiring rent.  Seventeen new leases and 19 non-comparable leases aggregating 344,367 square feet of GLA were signed during the quarter.  New leases executed during the quarter had an average rental rate of $10.91 per square foot, an increase of 3.4 percent over the expiring rent; the non-comparable leases were signed with an average rental rate of $9.19 per square foot.  Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more.  On a blended basis the 57 new and renewal leases signed during the quarter had an average rental rate of $12.80 per square foot, representing an increase of 4.4 percent over the average expiring rent.  The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 94.4 percent as of March 31, 2011, compared to 93.3 percent as of December 31, 2010, and 91.6 percent as of March 31, 2010.  Financial occupancy for the total portfolio was 89.3 percent as of March 31, 2011, compared to 89.2 percent as of December 31, 2010, and 88.8 percent as of March 31, 2010.  Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased.  As of the first quarter, financial occupancy rates exclude tenants in abatement periods which the Company believes is a more accurate presentation of the data.  The prior period occupancy rates presented have been revised to reflect this change.

EBITDA, Balance Sheet, Liquidity and Market Value
Earnings before interest, taxes, depreciation and amortization available to common stockholders (EBITDA), adjusted for non-cash impairments in each period, was $29.1 million for the quarter, compared to $29.9 million for the first quarter of 2010.  A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.2 times for the quarter ended March 31, 2011, compared to 2.4 times for the prior quarter and 2.8 times for the first quarter of 2010.  The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that they exclude expenses that may not be indicative of operating performance.

During the quarter the Company entered into amendments to its term loan and line of credit facility agreements to remove the limit on the lowest base interest rate for borrowings, commonly referred to as the LIBOR floor.  As a result, at the time of the amendments the interest rate on outstanding borrowings decreased approximately 100 basis points from 4.5 percent to 3.5625 percent.  Interest rates paid by the Company may fluctuate in the future with the base rate.

As of March 31, 2011, the Company had an equity market capitalization of $846.3 million and total debt outstanding of $950.2 million (including the pro-rata share of debt in unconsolidated joint ventures and full face value of convertible notes) for a total market capitalization of approximately $1.8 billion and a debt-to-total market capitalization of 52.9 percent.  Including the convertible notes, 68.5 percent of consolidated debt bears interest at fixed rates.  As of March 31, 2011, the weighted average interest rate on the fixed rate debt was 5.2 percent and the overall weighted average interest rate, including variable rate debt, was 4.7 percent.  The Company had $40.0 million outstanding on its $150 million unsecured line of credit facility at the end of the quarter.

The Company sold approximately $7.4 million of its common stock through its ATM equity issuance program during the quarter.  Proceeds from ATM issuances are used primarily for growth opportunities, including acquisitions for the Company’s joint venture with IPCC.

Dispositions

During the quarter the Company sold for $2.2 million Schaumburg Golf Road Retail, a 9,988-square-foot single-tenant retail building in Schaumburg, Illinois.  The Company recorded a gain of $197,000 in conjunction with this sale.

Joint Venture Activity

In the first quarter, and as previously announced, the IRC-PGGM joint venture acquired Joffco Square, a 95,204-square-foot shopping center located in Chicago’s South Loop neighborhood and anchored by Best Buy and Bed Bath & Beyond.  The venture purchased the three-year-old center for $23.8 million, excluding closing costs and adjustments.  Subsequent to the close of the acquisition, the venture placed a 5.8 percent fixed-rate first mortgage loan in the amount of $13.1 million on the property.   Per the terms of the joint venture agreement, in March the Company contributed two properties to the venture with PGGM: The Shops of Plymouth Town Center in Plymouth, MN, and Byerly’s Burnsville in Burnsville, MN.

With regard to the Company’s joint venture with IPCC, during the quarter the venture purchased a 66,393-square-foot grocery store property in the Chicago suburb of Arlington Heights for $20.8 million, excluding closing costs and adjustments.  The property is leased to Mariano’s Fresh Market, Roundy’s Supermarkets Inc.’s new upscale grocery store concept.  After the quarter’s close, the joint venture placed a 5.2 percent fixed-rate first mortgage loan in the amount of $11.4 million on the property.  Net proceeds from the mortgage loan were distributed to the Company and utilized to repay advances made under the Company’s line of credit facility to acquire the property.

Subsequent to the close of the quarter, the IRC-IPCC venture acquired for $46.9 million a diversified retail portfolio of single-tenant properties aggregating 118,441 square feet of gross leasable area in nine states.  The properties are net-leased to national retailers operating in the fast food, pharmacy, casual dining, banking, telecommunications and general discount merchandise segments.  The portfolio will be split into two pools of eight properties each, for two separate syndication offerings.  Simultaneous with the closing, the venture placed a 5.4 percent fixed-rate first mortgage loan on each of the eight-property portfolios in the amounts of $12.0 million and $12.5 million.

Distributions

In February, March and April 2011 the Company paid monthly cash distributions to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on May 17, 2011 to common shareholders of record at the close of business on May 2, 2011.  The Company expects to continue to pay monthly cash distributions at the existing rate throughout 2011.

Guidance

For fiscal year 2011, the Company reiterates that it expects FFO, adjusted per common share (basic and diluted) to be in the range of $0.78 to $0.84, consolidated same store net operating income to be within the range of flat to 3 percent, and average total portfolio financial occupancy to be between 90 percent and 92 percent.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Wednesday, May 4, 2011 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on May 20, 2011.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay pass code 449993#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that as of the end of the quarter owned interests in 143 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three months ended March 31, 2011, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented by our Form 10-Q filings.   These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(In thousands except per share data)

	March 31, 2011 (unaudited)	December 31, 2010
Assets:

Investment properties:
Land	$348,145	345,637
Construction in progress	1,434	142
Building and improvements	999,169	999,723

	1,348,748	1,345,502
Less accumulated depreciation	330,897	326,546

Net investment properties	1,017,851	1,018,956

Cash and cash equivalents	8,840	13,566
Investment in securities	10,990	10,053
Accounts receivable, net	41,816	37,755
Investment in and advances to unconsolidated joint ventures	99,386	103,616
Acquired lease intangibles, net	33,311	38,721
Deferred costs, net	18,778	17,041
Other assets	13,826	15,133

Total assets	$1,244,798	1,254,841

Liabilities:

Accounts payable and accrued expenses	$46,738	34,768
Acquired below market lease intangibles, net	10,271	10,492
Distributions payable	4,176	4,139
Mortgages payable	477,970	483,186
Unsecured credit facilities	190,000	195,000
Convertible notes	110,728	110,365
Other liabilities	12,142	18,898

Total liabilities	852,025	856,848

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at March 31, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 88,711 and 87,838 Shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	887	878
Additional paid-in capital (net of offering costs of $65,550 and $65,322 at March 31, 2011 and December 31, 2010, respectively)	783,225	775,348
Accumulated distributions in excess of net income	(392,703)	(379,485)
Accumulated other comprehensive income	2,096	1,148

Total stockholders' equity	393,505	397,889

Noncontrolling interest	(732)	104

Total equity	392,773	397,993

Total liabilities and stockholders' equity	$1,244,798	1,254,841

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations

For the three months ended March 31, 2011 and 2010 (unaudited)

 (In thousands except per share data)

	Three months ended March 31, 2011	Three months ended March 31, 2010
Revenues:
Rental income	$30,028	28,219
Tenant recoveries	14,030	12,671
Other property income	463	379
Fee income from unconsolidated joint ventures	1,163	632
Total revenues	45,684	41,901

Expenses:
Property operating expenses	10,266	10,116
Real estate tax expense	8,995	8,400
Depreciation and amortization	12,435	10,055
Provision for asset impairment	-	5,451
General and administrative expenses	3,722	3,229
Total expenses	35,418	37,251

Operating income	10,266	4,650

Other income	706	2,470
Loss on change in control of investment property	(690)	-
Gain on sale of joint venture interest	313	474
Interest expense	(10,957)	(7,791)
Loss before income tax benefit (expense) of taxable REIT subsidiary, equity in loss of unconsolidated joint ventures, discontinued operations and net income attributable to noncontrolling interest	(362)	(197)

Income tax benefit (expense) of taxable REIT subsidiary	(121)	34
Equity in loss of unconsolidated joint ventures	(359)	(2,576)
Loss from continuing operations	(842)	(2,739)
Income from discontinued operations	217	80
Net loss	(625)	(2,659)

Less: Net income attributable to the noncontrolling interest	(36)	(73)
Net loss available to common stockholders	(661)	(2,732)

Other comprehensive income:
Unrealized gain on investment securities	394	978
Reversal of unrealized gain to realized gain on investment securities	(383)	(830)
Unrealized gain on derivative instruments	937	61

Comprehensive income (loss)	$287	(2,523)

Basic and diluted earnings available to common shares per weighted average common share:

Loss from continuing operations	$(0.01)	(0.03)
Income from discontinued operations	-	-
Net loss available to common stockholders per weighted average common share – basic and diluted	$(0.01)	(0.03)

Weighted average number of common shares outstanding – basic and diluted	87,858	85,346

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net loss available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended March 31, 2011	Three months ended March 31, 2010

Net loss available to common stockholders	$(661)	(2,732)
Gain on sale of investment properties	(197)	-
Loss from change in control of investment property	690	-
Equity in depreciation and amortization of unconsolidated joint ventures	3,263	3,600
Amortization on in-place lease intangibles	1,452	565
Amortization on leasing commissions	337	274
Depreciation, net of noncontrolling interest	10,597	9,320

Funds From Operations available to common stockholders	15,481	11,027

Impairment loss, net of taxes:
Provision for asset impairment	-	5,451
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	2,498
Other non-cash adjustments	423	-
Provision for income taxes:
Tax benefit related to current impairment charges, net of valuation allowance	-	147

Funds From Operations available to common stockholders, adjusted	$15,904	19,123

Net loss available to common stockholders per weighted average common share – basic and diluted	$(0.01)	(0.03)

Funds From Operations available to common stockholders, per weighted average common share – basic and diluted	$0.18	0.13

Funds From Operations available to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.18	0.22

Weighted average number of common shares outstanding, basic and diluted	87,858	85,346

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended March 31, 2011	Three months ended March 31, 2010

Loss from continuing operations	$(842)	(2,739)
Loss from change in control of investment property	690	-
Net income attributable to noncontrolling interest	(36)	(73)
Income tax (benefit) expense of taxable REIT subsidiary	121	(34)
Income from discontinued operations, excluding gains	20	80
Interest expense	10,957	7,791
Interest expense associated with discontinued operations	-	148
Interest expense associated with unconsolidated joint ventures	2,024	2,906
Depreciation and amortization	12,435	10,055
Depreciation and amortization associated with discontinued operations	4	195
Depreciation and amortization associated with unconsolidated joint ventures	3,263	3,600

EBITDA available to common stockholders	28,636	21,929

Provision for asset impairment	-	5,451
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	2,498
Other non-cash adjustments	423	-

EBITDA available to common stockholders, adjusted	$29,059	29,878

Total Interest Expense	$12,981	10,845

EBITDA: Interest Expense Coverage Ratio	2.2 x	2.0 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.2 x	2.8 x